Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com
FOR IMMEDIATE RELEASE
FTD GROUP, INC. ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION
FOR ALL OF FTD, INC.’S SENIOR SUBORDINATED NOTES
Downers Grove, IL. - Monday, July 28, 2008 — FTD Group, Inc. (NYSE: FTD), a leading international provider of floral related products and services, announced today that its wholly owned subsidiary FTD, Inc. (“FTDI”) commenced a cash tender offer for any and all of the $170,117,000 aggregate outstanding principal amount of FTDI’s 7.75% senior subordinated notes due 2014 (CUSIP No. 30265Q AB 5). In conjunction with the tender offer, noteholder consents are being solicited to effect certain amendments and waivers to the indenture governing the notes. The tender offer and the consent solicitation are being conducted in connection with the pending acquisition of FTD by United Online, Inc. (“UOL”). The closing of the acquisition of FTD remains subject to certain conditions, including FTD’s receipt of stockholder approval and UOL’s receipt of the proceeds of certain financing. The special meeting of FTD stockholders to consider and vote on the acquisition has been scheduled for August 25, 2008, and the acquisition is expected to close shortly thereafter. The tender offer is conditioned on, among other things, consummation of the acquisition.
The tender offer is scheduled to expire at 5:00 p.m., New York City time, on August 25, 2008, unless extended or earlier terminated by FTDI (the “Expiration Date”), including any extension required because the conditions to the closing of the acquisition of FTD have not been satisfied as of that date. The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on August 11, 2008, unless extended or earlier terminated by FTDI (the “Consent Date”).
Subject to the terms and conditions of the tender offer and consent solicitation, FTDI will pay the “Total Consideration” to the holders who properly tender (and do not withdraw) their notes and deliver (and do not revoke) their consents to the proposed amendments prior to the Consent Date. The “Total Consideration” for each $1,000 principal amount of notes validly tendered and not validly withdrawn before the Consent Date shall be the price equal to the present value on the date on which FTDI accepts for payment all notes that are validly tendered (and, in the case of notes tendered before the Consent Date, not validly withdrawn before the Consent Date) (the “Payment Date”) of all future cash flows on such notes to February 15, 2009, the first call date of the notes (the “Call Date”), assuming that the principal amount of the notes would be repurchased in full on the Call Date and that the yield to the Call Date is equal to the sum of (i) the yield on the 4.5% U.S. Treasury Note due February 15, 2009, as of 2:00 p.m., New York City time, on August 11, 2008, unless extended, plus (ii) 50 basis points minus accrued and unpaid interest from the most recent interest payment date preceding the Payment Date to, but excluding, the Payment Date. The Total Consideration is the sum of the Tender Offer Consideration (as defined below) and a consent payment of $20 per $1,000 principal amount of the notes (the “Consent Payment”) in respect of notes validly tendered and not validly withdrawn as to which consents to the proposed amendments and waivers are delivered and not validly revoked prior to the Consent Date.
Holders who validly tender their notes after the Consent Date and prior to the Expiration Date will be eligible to receive an amount, paid in cash, equal to the Total Consideration less the Consent Payment (the “Tender Offer Consideration”) for each $1,000 principal amount of notes so validly tendered, subject to the terms and conditions of the tender offer. In each case, holders whose notes are accepted for payment in the tender offer will receive accrued and unpaid interest, if any, thereon from the most recent interest payment date preceding the Payment Date to, but excluding, the Payment Date, upon the terms and subject to the conditions of the tender offer.
Holders may not withdraw tendered notes after the Consent Date except in limited circumstances.
Holders who validly tender their notes will be deemed to have validly delivered their consents by such tender. Holders may not deliver consents without also tendering notes. A holder may not revoke a consent without withdrawing the previously tendered notes to which such consent relates, and any withdrawal of previously tendered notes will revoke the related consents. If the proposed amendments and waivers become operative with respect to the notes, then all notes not purchased in the tender offer will be subject to the proposed amendments and waivers.
The consummation of the tender offer and consent solicitation is expected to be funded with UOL cash on hand and/or borrowings under the certain financings expected to be available prior to or concurrently with the closing of the acquisition of FTD.
The obligations to accept for payment and to pay for notes and consents in each tender offer and consent solicitation are subject to customary conditions, including, among other things, the consummation of UOL’s acquisition of FTD and FTDI’s receipt of consents and tenders from holders of a majority in aggregate principal amount of the outstanding notes.
J.P. Morgan Securities Inc. is serving as the Dealer Manager and Solicitation Agent, and Mackenzie Partners, Inc. is serving as the Information Agent, in connection with the tender offer and solicitation of consents. Requests for documents should be directed to MacKenzie Partners, Inc., toll-free at (800) 322-2885. Questions regarding the tender offers and consent solicitations should be directed to J.P. Morgan Securities Inc., toll-free at (866) 834-4666.
None of FTDI, FTD Group, UOL, the Dealer Manager and Solicitation Agent, the trustee of the notes or the Information Agent, nor any of their respective subsidiaries or affiliates, makes any recommendation in connection with the tender offer and the consent solicitation. Holders must make their own decisions as to whether to deliver consents and to tender notes, and, if so, the principal amount of notes to tender.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement, dated July 28, 2008.
About FTD Group, Inc.
FTD Group, Inc. is a leading provider of floral related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business utilizes the highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops worldwide. The consumer businesses operate primarily through the www.ftd.com Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by the florist businesses which provide products and services to FTD’s independent members.
Forward Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Failure to complete the transaction with UOL could materially and adversely affect FTD’s results of operations and stock price. Forward looking statements in this press release may include statements regarding FTD’s outlook, anticipated revenue growth and profitability, anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. The international business reflects the operations of Interflora U.K. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about FTD and FTD’s industry. Investors are cautioned that actual results could differ from those contained in any forward-looking statements as a result of: FTD’s ability to acquire and retain FTD and Interflora U.K. members and continued recognition by members of the value of FTD’s products and services; the acceptance by members of new or modified service offerings recently introduced; FTD’s ability to sell additional products and services to FTD and Interflora U.K. members; FTD’s ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of FTD’s marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the ability to manage foreign currency exchange rate risk; FTD’s performance during key holiday selling seasons such as Christmas, Valentine’s Day and Mother’s Day; the existence of failures in FTD’s computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; FTD’s ability to manage or reduce its level of expenses within both the domestic and international businesses; actual growth rates for the markets in which FTD competes compared with forecasted growth rates; FTD’s ability to increase capacity and introduce enhancements to its Web sites; and FTD’s ability to integrate Interflora U.K. and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in FTD’s reports and other documents filed with the SEC. FTD expressly disclaims any obligation to update its forward-looking statements.
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